Exhibit 10.14

FORM OF

AMENDMENT, RESTATEMENT AND FREEZING OF

STOCK APPRECIATION RIGHTS AGREEMENT

This Amendment, Restatement and Freeze of Stock Appreciation Rights Agreement (this “Agreement”) is made and entered into effective as of [            ], 2013 (the “Effective Date”) by and between Marcus & Millichap Real Estate Investment Services, Inc., a California corporation (the “Company”), and [            ] (“Employee”).

RECITALS

WHEREAS, in consideration of Employee’s continuing and valuable services to the Company, the Company previously granted to Employee stock appreciation rights, pursuant to a Stock Appreciation Rights Agreement by and between the Company and Employee effective as of [            ] (the “Original Agreement”).

WHEREAS, a portion of the stock appreciation rights subject to the Original Agreement, were fully earned and vested prior to January 1, 2005 (the “Grandfathered Rights”) and the remaining portion of the stock appreciation rights were not fully earned and vested prior to January 1, 2005 (the “Non-Grandfathered Rights”);

WHEREAS, the Company and Employee amended and restated the Original Agreement with respect to the Non-Grandfather Rights effective as of [            ] (the “Amended Agreement”);

WHEREAS, the Company and Employee have determined that it is in their respective best interests to amend, restate and freeze the Original Agreement and Amended Agreement, to the extent applicable, to convert the existing stock appreciation rights into their cash value contingent upon the effectiveness of the first registration statement that is filed by Marcus and Millichap, Inc., a Delaware corporation, (“MMI”) and declared effective pursuant to Section 12(g) of the Exchange Act, with respect to any class of MMI’s securities (such effective date, the “Registration Date”); and

NOW, THEREFORE, in consideration of the premises and the terms and conditions set forth herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties agree, contingent upon the Registration Date, as follows:

AGREEMENT

1. Existing Cash Value. The Company hereby determines that the existing cash value of the stock appreciation rights currently held by Employee under the terms of the Original Agreement with respect to the Grandfathered Rights and the Amended Agreement with respect to the Non-Grandfathered Rights equal, in the aggregate, $[            ] as of March 31, 2013 (the “SAR Cash Value”).

Grandfathered Rights under Section 409A

2. SAR Account. The Company shall establish two separate accounts maintained on the books of the Company for the Employee, which will be credited as follows:

(a) The Non-Grandfathered SAR Account:

(i) Effective as of the Registration Date, with the SAR Cash Value attributable to the Non-Grandfathered Rights; and

(ii) [On January 1 of each year, commencing on January 1, 2015 (each, an “Interest Credit Date”), with simple interest in an amount equal (x) the balance in the Non-Grandfathered SAR Account (the amount credited to the SAR Account at any point in time, the “Non-Grandfathered SAR Account Balance”) on the December 31 immediately prior to the Interest Credit Date multiplied by (y) the Earnings Rate in effect on January 1 of the year prior to the Interest Credit Date. For purposes of this Agreement, the “Earnings Rate” shall be the rate for a 10-Year Treasury Note as in effect on the Interest Credit Date plus 200 basis points. By way of example, on January 1, 2015, the SAR Account will be credited with simple interest equal to (x) the SAR Account Balance on December 31, 2014 multiplied by (y) the Earnings Rate in effect on January 1, 2014.]

(b) The Grandfathered SAR Account:

(i) Effective as of the Registration Date, with the SAR Cash Value attributable to the Grandfathered Rights; and

(ii) On each Interest Credit Date, with simple interest in an amount equal (x) the balance in the Grandfathered SAR Account (the amount credited to the SAR Account at any point in time, the “Grandfathered SAR Account Balance” and together with the Non-Grandfathered SAR Account Balance, the “SAR Account Balance”) on the December 31 immediately prior to the Interest Credit Date multiplied by (y) the Earnings Rate in effect on January 1 of the year prior to the Interest Credit Date.

Provided, however, that the existence of such book entries and the Non-Grandfathered SAR Account and Grandfathered SAR Account shall not create, and shall not be deemed to create, a trust of any kind, or a fiduciary relationship between the Company and Employee, his or her designated beneficiaries, or other beneficiaries under the Agreement.

3. Vesting. Subject to Section 5 below, effective as of the Registration Date, the Employee shall be fully vested in his right to the SAR Account Balance.

4. Distribution on Death, Disability or Mutual Termination of Association.

(a) The Company shall distribute the SAR Account to the Employee following the termination of his service with the Company or its affiliates due to death, long-term disability of three (3) months or longer or for any other reason mutually acceptable in writing to Employee and the Company. For purposes of this Agreement, a mutual agreement regarding termination of service shall mean that the Company and Employee have agreed in writing to the terms of Employee’s termination of service.

(b) Following the occurrence of any of the events described above, the SAR Account Balance shall be paid to Employee, his estate, or the trustee of a trust for the benefit of Employee, as the case may be, as follows:

(i) Ten percent (10%) of the SAR Account Balance shall be paid in cash within thirty (30) days following the date of the event giving rise to the distribution OR the last day of the calendar year of the Company including the date of the event giving rise to the distribution1 (the “Initial Payment Date”); and

(ii) Ten percent (10%) of the SAR Account Balance shall be paid in cash within thirty (30) days of each of the first nine (9) anniversaries of the Initial Payment Date (each an “Anniversary Date” and such nine (9) year period the “Installment Payment Term”). The SAR Account will continue to be credited with deemed earnings pursuant to Section 2(b) above during the Installment Payment Term.

5. Distribution on Termination Other than for Cause or Resignation Other than by Mutual Agreement. If Employee resigns from service with the Company or its affiliates other than by written mutual agreement (as described in Section 4(a)), or is terminated by the Company other than for cause (as determined by the Company), the SAR Account Balance as of the date of such termination of service shall be reduced to seventy-five percent (75%) of the SAR Account Balance as in effect immediately prior to such termination of service under this Section 5(a). Following such termination of service, the reduced SAR Account Balance will be paid in accordance with Section 4(b) above.

6. Distribution on Change in Control.

(a) In the event of a Change in Control of MMI (as defined in the MMI 2013 Omnibus Equity Incentive Plan), the entire SAR Account Balance shall be paid to Employee upon the consummation of the Change in Control; provided that such Change in Control constitutes, with respect to Employee, a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and the guidance promulgated thereunder (“Section 409A”).

7. Restrictive Covenants. The following covenants shall govern Employee upon the event in Section 4 or 5 triggering a distribution of Employee’s SAR Account Balance:

(a) For a period of three (3) years after the effective date of the termination of service, Employee agrees that he will not affirmatively induce or attempt to induce, directly or indirectly, any individual employed by the Company or its affiliates, to terminate his or her service with the Company and/or any of its affiliates for the purpose of associating with any competitor of the Company.

(b) For a period of three (3) years after the effective date of the termination of service, Employee further agrees that he will not directly or indirectly induce or attempt to induce any person or entity with whom the Company has an existing business relationship as of the date of this Agreement to either cease doing business with the Company or to do business with a competitor of the Company.

[1]	NTD: Mirror payment provision under existing agreement.

(c) Employee acknowledges that these limited restrictions are in consideration of the payment of his SAR Account Balance and do not otherwise substantially affect his right and ability to engage in his trade or profession.

8. Obligations to Company. Employee acknowledges and reaffirms his fiduciary obligations as an officer and director of the Company, including but not limited to the duty not to misappropriate any confidential information or business opportunities of the Company. The payments due Employee under this Agreement may be conditioned upon Employee’s reaffirmation of such obligations, and may be applied as a set-off to any damages which the Company may incur as a result of any breach by Employee of such obligations.

9. Limitation of Rights. Nothing in this Agreement shall or shall be deemed to (a) give or bestow upon Employee any rights to any common stock or any other stock of the Company or any of the rights or privileges accorded beneficial or record holders of the issued and outstanding shares of the common stock or any other stock of the Company; (b) limit in any way the ability, right or power of the Company to terminate Employee’s service at any time, which ability, right and power Employee acknowledges that the Company has and is free to exercise at any time and for any reason, with or without cause; or (c) evidence any agreement or understanding, express or implied, that the Company will employ Employee in any particular position, at any particular rate or remuneration or for any particular period of time.

10. Withholding. The Company shall have the right to deduct from all payments to Employee pursuant to this Agreement any sums required by law to be withheld (e.g., for federal or state income tax withholding) with respect to such payments.

11. No Employee Assignment. No right or benefit of Employee under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge. Any attempt by Employee to anticipate, alienate, sell, assign, pledge, encumber or charge such right or benefit shall be void, and such right or benefit shall, in the discretion of the Company, cease and terminate.

12. Understanding with Respect to Business and Accounting Practices. Employee understands and agrees that, from time to time, the Company may make material changes in the substantive nature of its business, the manner in which it conducts its business or the manner in which it accounts for the financial aspects of its activities. Nothing in this Agreement shall entitle Employee to challenge any such change or practice, whether or not the Company has exercised sound and prudent business judgment.

13. Notices. All notices, requests, demands or other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service, if served personally on the party to whom notice is to be given, or within seventy-two (72) hours after mailing, if mailed to the party at the address set forth on the signature page of this Agreement, or any other address that either party may designate by written notice to the other.

14. Claim for Benefits

(a) Top-Hat Plan. This Agreement is intended to be part of a “top-hat” plan maintained for the benefit of a select group of management or highly compensated employees of the Company within the meaning of Regulation Section 2520.104-23 under the Employee Retirement Income Security Act of 1974 (“ERISA”).

(b) Application for Benefits. All applications for payments under the Agreement (“Benefits”) shall be submitted to the Company’s Chief Executive Officer (the “Claims Administrator”). Applications for Benefits must be in writing on forms acceptable to the Claims Administrator and must be signed by Employee or beneficiary.

(c) Appeal of Denial of Claim.

(i) If a claimant’s claim for Benefits is denied, the Claims Administrator shall provide notice to the claimant in writing of the denial within ninety (90) days after its submission. The notice shall be written in a manner calculated to be understood by the claimant and shall include:

a) The specific reason or reasons for the denial;

b) Specific references to the Agreement provisions on which the denial is based;

c) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

d) An explanation of the Agreement’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

(ii) If special circumstances require an extension of time for processing the initial claim, a written notice of the extension and the reason therefor shall be furnished to the claimant before the end of the initial ninety (90) day period. In no event shall such extension exceed ninety (90) days.

(iii) If a claim for Benefits is denied, the claimant, at the claimant’s sole expense, may appeal the denial to the Chairman of the Board of Directors of the Company (the “Appeals Administrator”) within sixty (60) days of the receipt of written notice of the denial. In pursuing such appeal the applicant or his duly authorized representative:

a) may request in writing that the Appeals Administrator review the denial;

b) may review pertinent documents; and

c) may submit issues and comments in writing.

(iv) The decision on review shall be made within sixty (60) days of receipt of the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If such an extension of time is required, written notice of the extension shall be furnished to the claimant before the end of the original sixty (60) day period. The decision on review shall be made in writing, shall be written in a manner calculated to be understood by the claimant, and, if the decision on review is a denial of the claim for Benefits, shall include:

a) The specific reason or reasons for the denial;

b) Specific references to the Agreement provisions on which the denial is based;

c) A description of any additional material or information necessary for the applicant to perfect the claim and an explanation of why such material or information is necessary; and

d) An explanation of the Agreement’s claims review procedures and a statement of claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination.

15. Arbitration. Should any dispute arise between the parties concerning the subject matter of this Agreement that remains unresolved following the claimant’s exhaustion of the foregoing appeal procedure, it shall be settled by final, binding arbitration by the American Arbitration Association in Santa Clara County, California or as otherwise required by ERISA, and the award of the arbitrators may be entered in any court of competent jurisdiction. The prevailing party in any such arbitration shall be awarded reasonable attorneys fees and other costs of arbitration.

16. Miscellaneous.

(a) Amendments. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

(b) No Waivers. No waiver by the Company of any of Employee’s obligations hereunder shall operate as a waiver of, or obligate the Company to waive, any requirements of this Agreement in any other instance.

(c) Applicable Law. This Agreement shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of California.

(d) Paragraph Headings. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement.

(e) Severability. In the event any provision of this Agreement is held to be invalid, void or unenforceable, the rest of the provisions shall, nonetheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

(f) Entire Agreement. This instrument constitutes the entire agreement between the parties and supersedes all prior understandings, previous negotiations and any memoranda of understanding.

(g) Unfunded Obligation. Any amounts payable to Employee under this Agreement are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Employee account shall not create or constitute a trust or fiduciary relationship between the Board of Directors or the Company and Employee, or otherwise create any vested or beneficial interest in Employee or Employee’s creditors in any assets of the Company.

(h) Compliance with Section 409A.

(i) Notwithstanding anything contained in this Agreement to the contrary, no amount payable on account of Employee’s termination of service which constitutes a “deferral of compensation” (“Section 409A Deferred Compensation”) within the meaning of Section 409A shall be paid unless and until Employee has incurred a “separation from service” within the meaning of Section 409A.

(ii) It is the intent of the Company and Employee that any right of Employee to receive installment payments hereunder shall, for all purposes of Section 409A, be treated as a right to a series of separate payments.

(iii) The Company intends that income provided to Employee pursuant to this Agreement will not be subject to taxation under Section 409A. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to Employee pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to Employee, the Company shall not be responsible for the payment of any applicable taxes incurred by Employee on compensation paid or provided to Employee pursuant to this Agreement.

(iv) To the extent it would not result in adverse tax consequences to Employee under Section 409A, the Company may, in its sole discretion, accelerate payment of the Grandfathered SAR Account Balance.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

“EMPLOYEE”	THE “COMPANY”

Marcus & Millichap Real Estate Investment
Brokerage Company, a California corporation

By: